Exhibit 10.1

CEPHALON, INC.

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), is entered into as of March 1, 2011, by and between CEPHALON, INC., a Delaware corporation (“Company”), and Peter E. Grebow, Ph.D., an individual (“Consultant”).

WHEREAS, Consultant resigned his position as Executive Vice President, Cephalon Ventures with the Company, effective as of February 28, 2011.

WHEREAS, Cephalon wishes to engage Consultant as a consultant to assist with respect to Cephalon Ventures and N-Versx Pharmaceuticals, LLC, and Consultant wishes to provide such services, all subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and intending to be legally bound hereby, the Company and Consultant hereby agree as follows:

1.               Term:  The term of this Agreement shall begin on March 1, 2011 (the “Effective Date”) and shall continue for one (1) year, unless terminated earlier pursuant to Paragraph 6 below (the “Term”).

2.               Services to be Provided:   During the term of this Agreement, Consultant shall make himself available to the Company to assist with respect to Cephalon Ventures, including advice with respect to the formation of N-Versx Pharmaceuticals, LLC and the review and selection of Cephalon and third party compounds for licensing (the “Services”).   Consultant shall be subject to the direction of the Chief Medical Officer (“CMO”) of the Company or such person as the CMO may reasonably designate.  Consultant shall perform the Services at any one of the Company’s locations or at other places as may be mutually convenient and agreed upon by Consultant and the Company.  The Services under this Agreement shall not prevent Consultant from providing services to other entities, consistent with the covenants set forth in Consultant’s Executive Severance Agreement dated as of June 24, 2008 and amendment to that agreement dated December 31, 2008 with the Company (the “Executive Severance Agreement”).

3.               Compensation; No Benefits.

(a)       Compensation.  As compensation for Consultant’s performance of the Services under this Agreement, Consultant will be paid an hourly rate of $750/hour for each hour of service performed at the request of the CMO, not to exceed 20 hours a week, with a maximum of 1,000 hours per year.   Consultant may exceed 20 hours per week upon the approval of the CMO.  Consultant hereby agrees to submit monthly invoices of his time records, including a brief explanation of time and project, no later than 15 days after the last day of each calendar month, with the final invoice due no later than March 15, 2012.  Payment shall be made to Consultant within 15 days after receipt of each monthly invoice.

(b)       Expenses.  The Company shall reimburse Consultant for all reasonable business and pre-approved traveling expenses, including first-class air travel as appropriate, incurred by Consultant in connection with the performance of the Services in accordance with the Company’s expense reimbursement policies in effect from time to time.

(c)       No Benefits.  Consultant acknowledges that for purposes of this Agreement and any and all Services to be provided hereunder, he shall not be an employee of Company and will not be entitled to participate in or receive any benefit or right as a Company employee under any Company employee benefit or executive compensation plan, including, without limitation, employee insurance, pension, savings, medical, health care, fringe benefit, stock option, equity compensation, deferred compensation or bonus plans.  This Agreement shall have no effect on any of Consultant’s equity awards received from the Company, except as described in subsection (d) below.  If for any reason Consultant’s status is re-characterized by a third party to constitute employee status, Consultant shall not be eligible to participate in or receive any benefits or right as a Company employee under any Company plan.

(d)       Equity Awards.  Notwithstanding anything in any agreement to the contrary and as a condition for the Company to enter into this Agreement, Consultant hereby agrees that all of Consultant’s outstanding equity awards that are not vested as of February 28, 2011 shall terminate and Consultant shall have no further rights with respect to such nonvested awards.

4.               Independent Contractor; Performance.  For purposes of this Agreement and all Services to be provided hereunder, Consultant shall not be considered a partner, co-venturer, agent, employee, or representative of the Company, but shall remain in all respects an independent contractor, and neither party shall have any right or authority to make or undertake any promise, warranty or representation, to execute any contract, or otherwise to assume any obligation or responsibility in the name of or on behalf of the other party.  Consultant shall perform all Services in a professional manner, consistent with industry standards and the Company’s goals and ethical standards.

5.               Tax Obligations.  Consultant shall be responsible for all income taxes, employment taxes and workers’ compensation insurance associated with the compensation received under this Agreement and agrees that the Company will not withhold or pay any of the foregoing in connection with Consultant’s Services to the Company.

6.               Termination.  Notwithstanding the provisions of Paragraph 1, the Company may terminate this Agreement at any time during the Term upon written notice to Consultant, if the Services are not being performed as requested by the Company or if Consultant breaches the non-competition, confidentiality or non-solicitation covenants under the Executive Severance Agreement.  Consultant may terminate this Agreement at any time by providing 30 days prior written notice to the Company.  Such termination by the Company or Consultant is referred to as an “Early Termination.”  In the event of Early Termination, the Company shall pay Consultant, within 15 days after the Early Termination date, any compensation earned for Services previously rendered but not yet paid under Section 3(a) above, and the Company shall have no further liability or obligation under this Agreement.  Within five (5) days after the Early Termination date (or if there is no Early Termination date, at the end of the Term), Consultant shall deliver to the Company all work product resulting from the performance of the Services.

7.               No Conflicting Agreements; Non-Exclusive Engagement; Confidentiality; Insider Trading; Disclosure.

(a)           No Conflicting Agreements.  Consultant represents that Consultant is not a party to any existing agreement that would prevent Consultant from entering into and performing this Agreement.  Consultant will not enter into any other agreement that is in conflict with Consultant’s obligations under this Agreement.  Subject to the foregoing, Consultant may from time to time act as a consultant to, perform professional services for, or enter into agreements similar to this Agreement with other persons or entities without the necessity of obtaining approval from the Company.

(b)           Non-Exclusive Engagement.  The Company may from time to time (i) engage other persons and entities to act as consultants to the Company and perform services for the Company, including services that are similar to the Services, and (ii) enter into agreements similar to this Agreement with other persons or entities, in all cases without the necessity of obtaining approval from Consultant.

(c)           Confidentiality.  Consultant shall remain subject to the terms and conditions of his Employee Confidentiality Agreement, which Agreement shall continue in full force and effect during the Term of this Agreement and thereafter.

(d)           Insider Trading.  Notwithstanding Consultant’s status as an independent contractor as of and following the Effective Date, Consultant acknowledges and agrees that he will remain subject to and abode by the Company’s Policy Statement on Securities Trading, until such time as he is no longer aware of any material nonpublic information concerning the Company.

(e)           Disclosure.  Consultant acknowledges that the Company intends to publicly disclose the existence and material terms of this Agreement, and file a copy of this Agreement, as required by the rules and regulations of the U.S. Securities and Exchange Commission.

8.               Entire Agreement, Amendment and Assignment.  This Agreement is the sole agreement between Consultant and Company with respect to the Services to be performed hereunder and it supersedes all prior agreements and understandings with respect to the Services, whether oral or written.  For the avoidance of doubt, this Agreement has no effect on Consultant’s covenants under the Executive Severance Agreement.  No modification to any provision of this Agreement shall be binding unless in writing and signed by both Consultant and Company.  No waiver of any rights under this Agreement will be effective unless in writing signed by the party to be charged.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Consultant hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Consultant.

9.               Governing Law.  This Agreement shall be governed by and interpreted in accordance with laws of the Commonwealth of Pennsylvania, without giving effect to any conflict of laws provisions.

10.         Notices.  All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered, sent by facsimile or mailed by registered or certified mail, as follow (provided that notice of change of address shall be deemed given only when received):

If to Company, to:

Cephalon, Inc.

41 Moores Road

Frazer, PA  19355

Attention:  CMO

If to Consultant, to the most recent address on file with the Company or to such other names or addresses as the Company or Consultant, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Paragraph 10.

11.         Counterparts.  This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of Consultant and Company.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

12.         Severability.  If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

13.         Social Security Number.  Consultant certifies that he has provided the Company with his true and correct Social Security Number.  Consultant acknowledges that Company will rely upon the foregoing certification in filing certain documents and instruments required by law in connection with this Agreement including, without limitation, Form 1099 (or any successor form) under the Internal Revenue Code of 1986, as amended (the “Code”).

14.         Section 409A. The Company and Consultant expect that Consultant’s Services hereunder will require Consultant to render Services each month at a level that will exceed 20% of the average level of Consultant’s services as an employee of the Company over the preceding 36-month period.  Therefore, the parties acknowledge that, as required by section 409A of the Code, Consultant will not have a “separation from service,” within the meaning of section 409A, from the Company on the date of Consultant’s termination of employment with the Company on February 28, 2011.  Instead, it is anticipated that Consultant will have a “separation from service” for purposes of section 409A at the termination of his Services under this Agreement, with respect to any Company deferred compensation plan to which section 409A applies.  This Section 14 shall have no effect on Consultant’s status as an independent contractor under this Agreement.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed, or caused to be duly executed, this Agreement as of the date first above written.

CEPHALON, INC.

By:	/s/ J. Kevin Buchi
Name: J. Kevin Buchi
Title: CEO
Date: February 10, 2011

CONSULTANT

By:	/s/ Peter E. Grebow
Name: Peter E. Grebow, Ph.D.
Date: February 10, 2011